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                                                                 EXHIBIT 10.2(b)

                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT



         This Amendment No. 1 to Employment Agreement ("Amendment No. 1") is entered into as of March 1, 2000 by and between Gaylord Container Corporation, a Delaware Corporation ("Gaylord") and Marvin A. Pomerantz ("Pomerantz").

                                   RECITALS:

         Gaylord and Pomerantz entered into an Employment Agreement dated as of June 1, 1997 ("Agreement");

         Gaylord and Pomerantz desire to amend that Agreement.

                                   AGREEMENT:

         In consideration of the premises and the mutual covenants herein contained, Gaylord and Pomerantz do hereby agree with each other as follows:

         1. Change in Control Payments. Gaylord agrees that in the event of a Change in Control, whether during or after the term of Employment, Pomerantz shall be entitled to the following: (The capitalized terms used in this Amendment are defined below.)

            a. Supplemental Retirement Benefits. Pomerantz, or if he is deceased, his spouse, shall receive a lump sum representing supplemental retirement payments pursuant to Section 2.04. Such lump sum shall be payable no later than the fifth (5th) business day following the Change in Control and shall be calculated as follows:

         The benefit payable under Section 2.04 shall be a lump sum amount equal to an amount which is sufficient to provide, on an after-tax basis, monthly benefits for the life of the participant, and the life of the participant's spouse if a joint and survivor benefit is payable under the retirement plan, commencing at the date of Change in Control ("commencement date") actuarially equivalent to the product of (a) times (b) where:

               (a) is one minus the participant's, or if he is deceased, his spouse's, marginal tax rate in effect at commencement date; and

               (b) is the monthly benefit otherwise payable under the plan if the participant had retired and started benefits on the commencement date.

         The "after-tax basis" and "marginal tax rate" as described above shall be determined by the Committee, with the assistance of the Actuary.

            b. Shareholder Value Plan. Pomerantz shall receive all amounts payable under Gaylord's Shareholder Value Plan. If a Change in Control occurs during the measurement




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period for the "end of year share value" for calendar year 2000 (as defined by the Shareholder Value Plan), any payments due under the Shareholder Value Plan for calendar year 2000 shall be deemed compensation for calendar year 2000, whether actually paid in calendar year 2000 or subsequently, for purposes of calculating Pomerantz's lump sum supplemental retirement payments under Section
2.04 of the Agreement.

            c. Excise Tax. In the event Pomerantz becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provisions thereto), the Company shall pay to Pomerantz, no later than 30 days following any "change in ownership or control of the Company" as defined in Code Section 280G (or any successor provision thereto), an amount ("Gross-Up Payment") equal to (i) any excise tax to which Pomerantz is subject under Section 4999, including interest and penalties; and
(ii) all federal income, state income, payroll or other taxes to which Pomerantz may be subject with respect to the Gross-Up Payment. It is the intent of this provision that Pomerantz receive a Gross-Up Payment sufficient to place him in the same position as if the excise tax imposed by Code Section 4999 did not exist.

         2. For purposes of this Amendment: "Change in Control" means the occurrence of one of the following events:

            a. if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than an Exempt Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Gaylord representing 50% or more of the combined voting power of Gaylord's then outstanding securities; or

            b. during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by Gaylord's stockholders was approved by at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

            c. the stockholders of Gaylord approve a merger or consolidation of Gaylord with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of Gaylord outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Gaylord or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Gaylord approve a plan of complete liquidation of Gaylord or an agreement for the sale or disposition by Gaylord of all or substantially all of Gaylord's assets, other than a sale to an Exempt Person.

         3. Except as expressly modified in this Amendment, all other provisions of the Agreement are hereby re-affirmed.
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         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.



MARVIN A. POMERANTZ                 GAYLORD CONTAINER CORPORATION



By:                                 By:
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                                        Executive Vice President